Exhibit 99.1

            Avnet Inc. Schedules Third Quarter Earnings Announcement


    PHOENIX--(BUSINESS WIRE)--April 5, 2005--Avnet Inc. (NYSE:AVT) announced today that its third quarter fiscal year 2005 earnings announcement will be webcast live via the Internet at www.ir.avnet.com on Thursday, April 28, 2005. Avnet will issue a press release outlining its financial results followed by an interactive webcast at 2 p.m. Eastern, 1 p.m. Central, 12 p.m. Mountain and 11 a.m. Pacific time.
    Roy Vallee, Avnet's chairman and chief executive officer, and Ray Sadowski, Avnet's chief financial officer, along with other members of Avnet's senior management team, will comment on the company's results and respond to participants' questions, which may be submitted via the Internet.
    Please log on to the webcast at least 15 minutes prior to the start of the event to register and download any necessary software (RealPlayer or Windows Media Player). Additional financial information accompanying the webcast will also be available at www.ir.avnet.com.
    Avnet enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet's Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.


    CONTACT: Avnet Inc., Phoenix
             Vince Keenan
             VP and Director, Investor Relations
             480-643-7053
             investorrelations@avnet.com